[Letterhead of Housley Kantarian & Bronstein, P.C.]


                   February 22, 1999



Board of Directors
1st State Bank
445 S. Main Street
Burlington, North Carolina 27215

     Re:  1st State Bank
          Employees' Savings and Profit Sharing Plan
          Registration Statement on Form S-8
          ------------------------------------------

Dear Board Members:

     We have acted as special counsel to 1st State Bancorp, Inc., a Virginia corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to participation interests in the 1st State Bank Employees' Savings and Profit Sharing Plan (the "Plan") and the sale to Plan participants of shares of common stock, $.01 per share (the "Common Stock") of the Company, all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

            Very truly yours,

            Housley Kantarian & Bronstein, P.C.

            By: /s/ Gary R. Bronstein
                ---------------------------------
                Gary R. Bronstein, Esquire